SEPARATION AGREEMENT
And
GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between American States Utility Services, Inc., including its parent, affiliates and subsidiaries (collectively referred to as “ASUS” or the “Company”), and Stuart Harrison (“Employee”) with respect to the following facts:

A. Employee was employed by ASUS starting on July 20, 2020 as the Senior Vice President until August 10, 2021. The parties desire and agree to designate Employee’s separation as voluntary due to resignation effective at 5:00 P.M. EST on Tuesday, August 10, 2021 (“Separation Date”).
B. The parties desire to settle all claims and issues that have, or could have, been raised between them; including all claims relating to Employee’s employment relationship with ASUS and all claims arising out of or in any way related to the acts, transactions or occurrences between Employee and ASUS, including but not limited to, Employee’s employment relationship with ASUS or the termination of that employment relationship, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1. Consideration. ASUS agrees to provide Employee with the following benefits to which Employee is not otherwise entitled. The parties acknowledge and agree that the consideration herein constitutes adequate legal consideration for the promises and representations made by the parties in this Agreement.
1.1. Resignation. The parties agree to designate Employee’s separation as voluntary due to resignation with an effective date of August 10, 2021. However, this is not intended to prevent ASUS from presenting truthful facts in connection with legal proceedings or as might otherwise be necessary to comply with its legal obligations or defend itself should that become necessary.
1.2. Severance Benefits. ASUS agrees to pay to Employee one (1) lump sum payment of One Hundred Twenty-Two Thousand Five Hundred Dollars ($122,500.00), less all applicable federal and state income and employment taxes and ordinary deductions, such sum to represent approximately sixteen (16) weeks of Employee’s base salary and is offered as an expression of goodwill by ASUS. The Severance Payment shall be paid to Employee within 30 days of Employee’s execution of this Agreement.

1.3. Unemployment Insurance Benefits. ASUS agrees not to contest any truthful claim Employee may file for unemployment insurance benefits. The parties understand that eligibility for unemployment insurance benefits is determined by the state and not by ASUS. The parties further understand and agree that nothing in this paragraph prevents or hinders ASUS from testifying truthfully or producing documents regarding Employee’s claim for such benefits if required to do so by subpoena or other legal process.
2. General Release.

2.1. Employee unconditionally, irrevocably and absolutely releases and discharges ASUS, as well as ASUS’s employees, officers, directors, agents, successors and assigns (collectively the “Released Parties”) from all claims arising out of or relating to any acts or omissions that occurred through the date Employee signs this Agreement, to the fullest extent permitted by law, including but not limited to Employee’s employment with ASUS, the termination of Employee’s employment relationship with ASUS, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment relationship with ASUS. This release is intended to have the broadest possible application permitted by law and includes, but is not limited to, any tort, contract, common law, public policy, constitutional or other statutory claims, including but not limited to, alleged violations of the Virginia Human Rights Act (VHRA), Va. Code Ann. §§ 2.239002.23902; the Virginians with Disabilities Act, Va. Code Ann. § 51.541(A); the Virginia genetic testing laws, Va. Code Ann. § 40.128.7:1(A); the Virginia Equal Pay law, Va. Code Ann. § 40.128.6; the Virginia Occupational Safety and Health Act (VAOSHA), Va. Code Ann. § 40.151.2:1; the Virginia Fraud Against Taxpayers Act, Va. Code Ann. § 8.01216.8; the Virginia Minimum Wage Act, Va. Code Ann. § 40.128.10; the Virginia Payment of Wage Law, Va. Code Ann. § 40.129; the Virginia RighttoWork Law, Va. Code Ann. § 40.158, the U.S. Fair Labor Standards Act, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Family and Medical Leave Act, the U.S. Americans with Disabilities Act, the U.S. Employee Retirement Income Security Act, and any other federal, state, or local law, and all claims for attorneys’ fees, costs and expenses. It is understood and agreed that this release does not adversely affect any vested retirement or savings plan benefits to which Employee is entitled as of the Separation Date.

2.2. Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law presently known or believed to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained within it shall be and remain effective in all respects against Employee, Employee’s estate, successors and assigns, notwithstanding such different or additional facts or the discovery of them.

2.3. Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected or unsuspected and, regardless of the adequacy or inadequacy of the consideration, Employee intends the release herein to be full, final, and complete. Employee signs this release with the full knowledge that this release covers all possible claims to the fullest extent permitted by law.

3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code and any other recognized restrictions on releases that may be recognized by Virginia law or the law of any other state or jurisdiction are expressly waived. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or any other accusatory pleadings against ASUS and/or any Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee’s behalf, any claim or demand of any type related to the matters released above in any administrative agency, whether state or federal, or in any court, whether state or federal. Employee intends the execution of this release to absolutely, unconditionally, and forever discharge ASUS and the Released Parties of and from all obligations related in any way to the matters discharged herein.

5. Non-Disparagement. Employee agrees not to make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal and/or professional reputations, practice, products, services, or conduct of ASUS or any of the Released Parties.

6. Confidentiality and Return of ASUS Property.

6.1. Confidential and Proprietary Information. Employee agrees to comply with all continuing obligations of the Code of Conduct and the Non-Disclosure, Confidentiality, Intellectual Property, and Non-Solicitation Agreement, previously executed by Employee which remains in full force and effect. ASUS agrees to reimburse Employee for Employee’s time and reasonable travel expenses that Employee incurs in responding to ASUS requests for information. Employee further agrees that Employee will not use, remove from ASUS’s premises, make unauthorized copies of, or disclose in any manner, directly or indirectly, any confidential or proprietary information of ASUS, including but not limited to, its trade secrets, copyrighted information, customer lists, human resources records, payroll records, personnel file records, billing records, any information encompassed in any research and development, reports, works in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business of ASUS that has not previously been released to the public by an authorized ASUS representative.

6.2. Return of Company Property. By signing this Agreement, Employee represents and warrants that Employee will have returned to ASUS on or before Employee’s execution of this Agreement, all ASUS property, both tangible and intangible, including but not limited to, computers, telecommunications devices, all confidential and proprietary information as described in Paragraph 6.1, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

7.Nothing Owed. Employee represents, warrants and acknowledges that Employee has been paid all wages to which Employee is entitled under the Virginia Minimum Wage Act, that Employee has received all medical and family leave to which Employee may be entitled, and that the Company owes Employee no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
8.Employee Rights. Nothing in this Agreement, including, but not limited to, any paragraphs pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, shall prohibit or restrict Employee (or Employee’s attorney) from (i) filing a charge, testifying, assisting, complying with a subpoena from, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with any criminal or civil law enforcement agency or administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), the Consumer Financial Protection Bureau (“CFPB”), the Occupational Safety and Health Administration (“OSHA”), the Department of Justice (“DOJ”), the U.S. Congress, any agency Inspector General, the Equal Employment Opportunity Commission (“EEOC”) and the National Labor Relations Board (“NLRB”), or any other state or local commission on human rights or agency enforcing anti-discrimination laws, or (ii) speaking with an attorney retained by Employee. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

9.No Admissions. By entering into this Agreement, ASUS and the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful, unprofessional, or inappropriate conduct, and the Released Parties expressly deny any such misconduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such by the parties in any manner, including but not limited to, in any legal, arbitration, or administrative proceedings.

10.Severability. In the event that any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
11.Restrictive Covenants. Employee acknowledges that ASUS provides the United States military and supporting installations across the nation with efficient water and wastewater management (the “Business”); and that during his employment with ASUS, Employee was employed in a confidential relationship where, in the course of employment, Employee became familiar with and aware of confidential information belonging to the Company and/or customer relationships that were established and maintained at great expense to ASUS. Accordingly, and because of the good and valuable consideration provided by the Company under this Agreement, Employee covenants and agrees that for a one (1) year period following the Separation Date:
a.Employee shall not, for any entity engaged in competition with the Company’s Business, solicit, employ or otherwise engage, as an employee, consultant, or otherwise, either directly or indirectly, any person who is an employee, or during the twelve (12) months preceding the Separation Date was an employee, of the Company; and
b.Employee shall not in the United States, through himself or through others, render services that compete with the Company’s Business or, with respect to such services, solicit any of the Company’s customers. Employee acknowledges that entities that compete with the Company’s Business include, without limitation, the following entities and each of their affiliated entities: Ameresco, Inc.; NextEra Energy, Inc.; American Water Works Company, Inc.; Corix Inc.; Doyon Utilities LLC; California Water Service Group; Jacobs Engineering Group Inc.; Suez; United Water Federal Services; EPCOR Utilities Inc.; Veolia Environnement S.A.; Inframark Water & Infrastructure Services; Aqua America Inc.; Algonquin Power & Utilities Corp; Middlesex Water Company; SJW Group; and Southwest Water Company.
Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation.
Employee agrees that these limitations are reasonable, no greater than are necessary to protect the Company’s business interests, not unduly burdensome on Employee, and are consistent with applicable public policy and law, and in the event that these limitations are deemed to be unreasonable by a court of competent jurisdiction, then the Company and Employee agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.
12. Remedies. If Employee breaches or threatens to breach any provision of Paragraphs 6 or 11 of this Agreement, the parties acknowledge that the Company may be irreparably harmed, damages at law would be an inadequate remedy, and that the Company may obtain temporary and permanent injunctive relief restraining Employee from such breach without bond or other security, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such application. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement. Employee agrees that if Employee does not comply fully with Paragraph 11, then the restrictive period shall be extended by the length of Employee’s non-compliance.
13. Cooperation. Employee agrees that Employee will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.
14. Transition of Duties. Employee agrees that Employee will reasonably cooperate with the Company including, but not limited to, doing whatever is reasonably requested to help ensure an appropriate transition of work responsibilities and to provide information requested regarding any matter with which Employee was involved while employed by the Company.
15. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for, an injunction against any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee and ASUS agree that in the event that an action or proceeding is instituted by the other in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.
16. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.
17. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the Commonwealth of Virginia.
18. Entire Agreement; Modification. This Agreement is intended to be the entire agreement between the parties and supersedes and cancels any and all other prior agreements, written or oral, between the parties regarding this subject matter, except as specified herein. It is agreed that there are no collateral agreements or representations, written or oral, express or implied, between the parties regarding the terms and conditions of Employee’s employment relationship with ASUS, Employee’s separation of employment with ASUS, or in settlement of all claims between the parties, other than those set forth in writing in this Agreement. This Agreement may be amended only by a later written instrument executed by both parties hereto.
19.Non-Confidential Agreement. Employee acknowledges that Employer’s parent company is required to file this Agreement with the United States Securities and Exchange Commission and, accordingly, terms hereof are not confidential.
20.Counterparts. This Agreement may be executed in one or more counterparts and by facsimile signature. Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES WRITTEN BELOW.

/s/ STUART HARRISON	August 10, 2021	/s/ ROBERT J. SPROWLS	August 12, 2021
Stuart Harrison	Date	Robert J. Sprowls	Date
Employee		President & CEO

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